Registration No. 333-14253
                                                                Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED DECEMBER 16, 1999

                   MLCC Mortgage Investors, Inc., Depositor
             Mortgage Loan Asset Backed Pass-Through Certificates,
                            Series 1999-A, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

_______________________________________________________________________________

     On December 21, 1999, the Mortgage Loan Asset Backed Pass-Through Certificates, Series 1999-A, Class A (the "Certificates") were issued in an approximate original aggregate principal amount of $689,500,000. The Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of December 1, 1999 by and among MLCC Mortgage Investors, Inc., as depositor, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Depositor that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page S-29 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                   PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)


                                      December 31, 2001       December 31, 2000        December 31, 1999
                                    ---------------------   ---------------------   -----------------------
                                    Number of               Number of                Number of
                                    PrimeFirst  Principal   PrimeFirst  Principal    PrimeFirst   Principal
                                      Loans      Amount       Loans      Amount        Loans       Amount
                                    ---------- ----------   ---------- ----------   -----------  ----------
PrimeFirst Loans
  Outstanding...................       4,873   $1,858,197     17,917   $6,750,058      11,223    $4,526,896
                                    ---------- ----------   ---------- ----------   -----------  ----------
Delinquency Period
  30-59 Days....................         107   $  48,857         486   $  197,046         199    $   76,666
  60-89 Days....................          24      11,747          55       28,746          38        15,834
  90 Days or More*..............          48      30,333          20       13,294          15         8,300
                                    ---------- ----------   ---------- ----------   -----------  ----------
     Total Delinquency..........         179   $  90,937         561   $  239,086         252    $  100,800
                                    ========== ==========   ========== ==========   ===========  ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       3.67%       4.89%       3.13%        3.54%       2.25%         2.23%

Loans in Foreclosure............          29   $  18,879          36   $   24,910          36    $   33,135

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       0.60%       1.02%       0.20%        0.37%       0.32%         0.73%

_________________________________
* Does not include loans subject to bankruptcy proceedings.


                      PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                      Year Ended            Year Ended             Year Ended
                                                     December 31,          December 31,           December 31,
                                                         2001                  2000                   1999
                                                     ------------          ------------           ------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................    $2,065,866            $5,638,477             $4,467,879
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................         5,450                14,570                 11,243
                                                     ------------          ------------           ------------

Gross Charge-offs.................................    $    5,153            $      885             $    5,578
Recoveries........................................         4,226                     0                     16
                                                     ------------          ------------           ------------
Net Charge-offs...................................    $      927            $      885             $    5,562
                                                     ============          ============           ============
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................         0.04%                 0.02%                  0.12%


     Additionally, the information contained in the tables entitled "Range of Cut-Off Date Principal Balances", "Prime Index Initial Mortgage Loan Margins", "One-Month LIBOR Index Initial Mortgage Loan Margins", "Six-Month LIBOR Index Initial Mortgage Loan Margins", "Treasury Index Initial Mortgage Loan Margins That Adjust Every Six Months", and "Treasury Index Initial Mortgage Loan Margins That Adjust Every Month", under the heading "The Mortgage Pool--Initial Mortgage Loans" on pages S-18 and S-21 of the Prospectus Supplement are hereby updated to indicate, as of December 31, 2001, the Mortgage Loan Balances and Margins of the Mortgage Loans:

              Range of Principal Balances as of December 31, 2001


                                     Number of                                  % of Mortgage Pool by
   Range of Principal Balances     Mortgage Loans     Principal Balance           Principal Balance
----------------------------------------------------------------------------------------------------------
$0-49,999.99                              19           $     657,010.34                  0.16%
$50,000-54,999.99                          6                 258,388.52                  0.06%
$55,000-59,999.99                          2                 169,869.90                  0.04%
$60,000-74,999.99                         25               1,685,024.20                  0.40%
$75,000-99,999.99                         33               2,886,271.94                  0.69%
$100,000-149,999.99                       91              11,513,767.64                  2.76%
$150,000-199,999.99                       78              13,323,751.55                  3.19%
$200,000-249,999.99                       72              15,807,946.92                  3.78%
$250,000-299,999.99                       56              15,555,777.19                  3.72%
$300,000-349,999.99                       47              14,885,423.96                  3.56%
$350,000-399,999.99                       38              14,287,855.80                  3.42%
$400,000-449,999.99                       30              12,626,028.03                  3.02%
$450,000-499,999.99                       32              14,701,935.52                  3.52%
$500,000-549,999.99                       24              12,583,678.13                  3.01%
$550,000-599,999.99                       17               9,748,177.25                  2.33%
$600,000-649,999.99                       20              13,697,278.36                  3.28%
$650,000-699,999.99                       12               8,181,726.84                  1.96%
$700,000-749,999.99                       13               9,518,928.94                  2.28%
$750,000-799,999.99                        6               4,665,802.70                  1.12%
$800,000-849,999.99                       16              13,048,408.72                  3.12%
$850,000-899,999.99                        4               3,538,976.15                  0.85%
$900,000-949,999.99                       14              12,988,251.73                  3.11%
$950,000-999,999.99                       22              20,673,336.08                  4.95%
$1,000,000-1,099,999.99                   23              24,687,596.44                  5.91%
$1,100,000-1,199,999.99                   15              16,863,214.62                  4.04%
$1,200,000-1,299,999.99                    9              11,043,152.97                  2.64%
$1,300,000-1,399,999.99                    7               9,252,372.43                  2.21%
$1,400,000-1,499,999.99                    7              10,235,341.35                  2.45%
$1,500,000-1,599,999.99                    4               6,053,463.38                  1.45%
$1,600,000-1,699,999.99                    3               4,855,000.00                  1.16%
$1,700,000-1,799,999.99                    8              14,068,670.09                  3.37%
$1,800,000-1,899,999.99                    4               7,349,115.87                  1.76%
$1,900,000-1,999,999.99                    2               3,841,663.42                  0.92%
$2,000,000-2,099,999.99                    4               8,073,408.73                  1.93%
$2,200,000-2,299,999.99                    1               2,200,000.00                  0.53%
$2,300,000-2,399,999.99                    1               2,350,000.00                  0.56%
$2,400,000-2,499,999.99                    5               9,882,632.39                  2.36%
$2,500,000-2,599,999.99                    3              10,149,963.31                  2.43%
$2,900,000-2,999,999.99                    3               8,935,981.69                  2.14%
$3,000,000 or Higher                       9              41,005,646.28                  9.81%
                                   -----------------------------------------------------------------------
              TOTALS:                    785            $417,850,839.38                100.00%
                                   =======================================================================


      One-Month LIBOR Index Mortgage Loan Margins as of December 31, 2001


                                                                             % of One-Month LIBOR Index
                  Number of Mortgage                                         Mortgage Loans by Principal
    Margin               Loans                Principal Balance                        Balance
--------------------------------------------------------------------------------------------------------
     0.000                 1                      572,312.19                             0.25%
     1.000                 3                    1,415,499.48                             0.62%
     1.125                 1                    2,550,014.86                             1.12%
     1.250                 2                    1,266,705.00                             0.55%
     1.375                23                   30,833,674.93                            13.49%
     1.500                 4                    2,074,999.78                             0.91%
     1.625                37                   19,129,261.87                             8.37%
     1.750               230                  106,726,573.03                            46.68%
     1.875                10                    4,187,187.76                             1.83%
     2.000                20                   12,004,511.15                             5.25%
     2.125                36                   20,881,288.02                             9.13%
     2.250                 8                   23,720,417.26                            10.37%
     2.375                 1                      267,896.32                             0.12%
     2.625                 1                    2,999,685.16                             1.31%
                ----------------------------------------------------------------------------------------
TOTALS:                  377                  228,630,026.81                           100.00%
                ========================================================================================



     One-Year Treasury Index Mortgage Loan Margins as of December 31, 2001

                                                                               % of One-Year Treasury Index
                  Number of Mortgage                                           Mortgage Loans by Principal
    Margin               Loans                Principal Balance                          Balance
--------------------------------------------------------------------------------------------------------
     0.875                 1                       589,829.47                            0.39%
     1.125                 2                     1,692,884.87                            1.13%
     1.375                 1                       400,000.00                            0.27%
     1.500                 9                     4,212,685.70                            2.83%
     1.625               146                    55,799,202.99                           37.43%
     1.750                 3                     2,638,765.29                            1.77%
     1.875                70                    27,965,973.14                           18.76%
     2.000                44                    25,650,426.39                           17.21%
     2.125                 2                     1,423,499.96                            0.95%
     2.250                27                     9,640,306.65                            6.47%
     2.375                13                     5,156,097.86                            3.46%
     2.625                11                     3,266,098.87                            2.19%
     2.750                 4                     3,514,818.75                            2.36%
     2.875                 4                     7,097,409.63                            4.76%
     3.125                 1                        29,886.63                            0.02%
                ----------------------------------------------------------------------------------------
TOTALS:                  338                   149,077,886.20                          100.00%
                ========================================================================================

           Prime Index Mortgage Loan Margins as of December 31, 2001



                  Number of Mortgage                                         % of Prime Index Mortgage
    Margin               Loans                Principal Balance              Loans by Principal Balance
--------------------------------------------------------------------------------------------------------
    -0.500                 1                      300,000.00                            23.94%
    -0.375                 1                       57,860.67                             4.62%
     0.000                 1                       63,084.15                             5.04%
     0.250                 1                      702,784.76                            56.09%
     0.750                 1                      129,170.76                            10.31%
                ----------------------------------------------------------------------------------------
TOTALS:                    5                    1,252,900.34                           100.00%
                ========================================================================================



      Six-Month LIBOR Index Mortgage Loan Margins as of December 31, 2001


                                                                              % of Six-Month LIBOR Index
                  Number of Mortgage                                         Mortgage Loans by Principal
    Margin               Loans                Principal Balance                        Balance
--------------------------------------------------------------------------------------------------------
     0.000                 1                       122,155.81                            0.31%
     0.875                 1                       998,600.00                            2.57%
     1.500                13                    12,443,012.92                           32.00%
     1.625                 3                       882,499.98                            2.27%
     1.750                 7                     5,456,015.40                           14.03%
     1.875                22                    10,037,141.25                           25.81%
     2.000                 3                     2,928,026.51                            7.53%
     2.250                 7                     1,482,941.59                            3.81%
     2.375                 1                       367,499.99                            0.94%
     2.500                 2                     2,306,341.66                            5.93%
     2.625                 2                     1,529,921.90                            3.93%
     2.750                 1                       193,625.26                            0.50%
     2.875                 2                       142,243.76                            0.37%
                -------------------------------------------------------------------------------
TOTALS:                   65                    38,890,026.03                          100.00%
                ===============================================================================



                             ____________________


                The date of this Supplement is April 26, 2002.